Exhibit 99.1

The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

NEWS RELEASE

Travelers Reports Second Quarter 2009 Net Income of
$740 Million, or $1.27 per Diluted Share

Second Quarter 2009 Operating Income of $732 Million, or $1.25 per
Diluted Share

Repurchased 18.5 Million Common Shares in the Quarter for $750
Million

NEW YORK (July 30, 2009) — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $740 million, or $1.27 per basic and diluted share, for the quarter ended June 30, 2009, compared to $942 million, or $1.56 per basic share and $1.54 per diluted share, for the quarter ended June 30, 2008.  Operating income in the current quarter was $732 million, or $1.26 per basic share and $1.25 per diluted share, compared to $918 million, or $1.52 per basic share and $1.50 per diluted share, in the prior year quarter.

“Our performance for the quarter reflects solid underwriting and fixed income investment results, as well as the continued impact of very low short-term investment yields and a small loss on our alternative investment portfolio,” commented Jay Fishman, Chairman and Chief Executive Officer.

“All of our operating dynamics were strong for the quarter.  Retention generally remained at or near historic highs, and we were successful at continuing to achieve rate gains.  Rate change was positive in the quarter across each of our three business segments, offsetting lower coverage demands from existing policyholders due to the economic downturn.  New business volumes were strong, particularly in Business Insurance.  These important revenue drivers demonstrate the high regard customers, brokers and agents continue to have for Travelers.

“Our operating performance enabled us once again to generate excess capital and we resumed our share repurchases in the quarter.  Results in the quarter, along with a significant increase in net unrealized investment gains, also led to an increase in book value.  We are pleased that the company is very well positioned to compete successfully in the current marketplace,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity and operating return on equity of 11.1 percent and 11.3 percent, respectively.

•                  Net written premiums of $5.605 billion compared to $5.629 billion in the prior year quarter.

•                  GAAP combined ratios in Business Insurance of 89.8 percent; Financial, Professional & International Insurance of 90.9 percent; and Personal Insurance of 99.6 percent.  Consolidated GAAP combined ratio of 93.2 percent.

•                  Net favorable prior year reserve development of $170 million after-tax ($261 million pre-tax), compared to $340 million after-tax ($526 million pre-tax) in the prior year quarter.

•                  Catastrophe losses of $130 million after-tax ($200 million pre-tax), compared to $231 million after-tax ($356 million pre-tax) in the prior year quarter.

•                  Net investment income of $547 million after-tax ($658 million pre-tax), compared to $624 million after-tax ($778 million pre-tax) in the prior year quarter.

•                  Net realized investment gains of $8 million after-tax ($13 million pre-tax), compared to $24 million after-tax ($36 million pre-tax) in the prior year quarter.

•                  Net unrealized investment gains of $865 million after-tax ($1.296 billion pre-tax) at the end of the current quarter, compared to net unrealized investment losses of $144 million after-tax ($253 million pre-tax) at year-end 2008.

•                  The company repurchased 18.5 million common shares for a total cost of $750 million in the current quarter and 27.4 million common shares for a total cost of $1.122 billion during the preceding 12 months under the company’s share repurchase authorization.  In addition, the company paid common dividends of $172 million in the current quarter and $703 million during the preceding 12 months.

•                  After common share repurchases and common dividends, book value per share of $47.29 and adjusted book value per share (which excludes FAS 115) of $45.76, increased 5 percent and 4 percent, respectively, from March 31, 2009 and increased 9 percent and 5 percent, respectively, from June 30, 2008.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended June 30,				Six Months Ended June 30,
and after-tax, except for premiums)	2009	2008	Change		2009	2008	Change
Gross written premiums	$5,969	$6,061	(2)%		$11,832	$11,994	(1)%
Net written premiums	5,605	5,629	—		10,808	10,817	—
Net earned premiums	5,353	5,357	—		10,654	10,697	—
Underwriting gain	206	338	(39)		559	739	(24)
Net investment income	547	624	(12)		1,021	1,274	(20)
Operating income	732	918	(20)		1,531	1,926	(21)
per diluted share	$1.25	$1.50	(17)		$2.60	$3.11	(16)
Net income	740	942	(21)		1,402	1,909	(27)
per diluted share	$1.27	$1.54	(18)		$2.38	$3.08	(23)
Book value per share	$47.29	$43.56	9		$47.29	$43.56	9
Adjusted book value per share	$45.76	$43.45	5		$45.76	$43.45	5
GAAP combined ratio	93.2%	89.3%	3.9	pts	91.9%	88.5%	3.4	pts
Operating return on equity	11.3%	14.3%	(3.0	)pts	11.9%	14.9%	(3.0	)pts
Return on equity	11.1%	14.4%	(3.3	)pts	10.7%	14.5%	(3.8	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Second Quarter 2009 Consolidated Results

Net and operating income in the current quarter of $740 million and $732 million, respectively, declined from $942 million and $918 million in the prior year quarter.  The current and prior year quarters included the following:

	Three Months Ended June 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$329		$535		$206	$338
GAAP combined ratio	93.2%		89.3%
GAAP combined ratio excluding incremental impact of direct to consumer initiative	92.6%		89.2%

Underwriting gain includes:
Net favorable prior year reserve development	261		526		170	340
Impact on GAAP combined ratio	(4.9	)pts	(9.8	)pts

Catastrophes, net of reinsurance	(200)		(356)		(130)	(231)
Impact on GAAP combined ratio	3.7	pts	6.6	pts

Resolution of prior year tax matters					5	—

Net investment income	658		778		547	624
Average yield	3.6%		4.2%		3.0%	3.4%

Other, including interest expense	(59)		(62)		(21)	(44)
Other also includes:
Resolution of prior year tax matters					14	—

Net realized investment gains	13		36		8	24

The current quarter underwriting gain reflects a GAAP combined ratio of 94.4 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 92.5 percent in the prior year quarter.  This increase of 1.9 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends and higher non-catastrophe weather-related losses, partially offset by a $26 million pre-tax reduction in the estimate of Texas Windstorm Insurance Association (TWIA) assessments related to Hurricane Ike.

Net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance.  Catastrophe losses in the current quarter were related to several tornadoes and hail storms.  In addition, the current quarter benefited from the resolution of various prior year tax matters.

Net investment income in the current quarter declined from the prior year quarter.  Net investment income from the fixed income portfolio of $572 million after-tax ($698 million pre-tax) in the current quarter declined from $610 million after-tax ($758 million pre-tax) in the prior year quarter driven primarily by the negative impact of a 140 basis point reduction in average after-tax short-term interest rates and lower average invested assets.  The non-fixed income portfolio, comprised substantially of private equity funds, real estate partnerships and hedge funds, recorded an investment loss of $20 million after-tax ($33 million pre-tax) in the current quarter, compared to an investment gain of $22 million after-tax ($32 million pre-tax) in the prior year quarter, reflective of the difficult investment market conditions during recent quarters.

Net realized investment gains in the current quarter included other-than-temporary impairments of $19 million after-tax ($30 million pre-tax), compared to $18 million after-tax ($28 million pre-tax) in the prior year quarter.

Net written premiums of $5.605 billion in the current quarter declined slightly from the prior year quarter.  Adjusting for the impact of changes in foreign exchange rates, net written premiums increased slightly from the prior year quarter.  Business retention remained at high levels.  Premium rate trends continued to improve and overall rate changes were positive in each business segment, offsetting the impact of lower coverage demands from existing policyholders due to general economic conditions.  New business volumes approximated the prior year quarter as strong growth in Business Insurance was offset by lower volumes in Financial, Professional & International Insurance and Personal Insurance.

Capital Management

The company remains very well capitalized, with all of its financial strength indicators at or better than target levels.  During the second quarter 2009, the company repurchased 18.5 million of its common shares for a total cost of $750 million.  At the end of the second quarter 2009, the company had $3.1 billion of capacity remaining under its share repurchase program.

At the end of the second quarter 2009, shareholders’ equity was $26.9 billion, a 6 percent increase from year-end 2008.  Included in shareholders’ equity at the end of the current quarter were after-tax net unrealized investment gains of $865 million as compared to after-tax net unrealized investment losses of $144 million at year-end 2008.  Statutory surplus was $21.3 billion, the company’s debt to capital ratio of 20.0 percent (excluding FAS 115) was at its target level, and holding company liquidity of $3.3 billion was three times the company’s target level.  In addition, the current quarter included the successful issuance of a $500 million public debt offering of 5.90%, 10-year senior notes.

Year-to-Date 2009 Consolidated Results

Net and operating income for the six-month period ended June 30, 2009 of $1.402 billion and $1.531 billion, respectively, declined from $1.909 billion and $1.926 billion in the prior year period.  The current and prior year period included the following:

	Six Months Ended June 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$794		$1,165		$559	$739
GAAP combined ratio	91.9%		88.5%
GAAP combined ratio excluding incremental impact of direct to consumer initiative	91.3%		88.3%

Underwriting gain includes:
Net favorable prior year reserve development	519		926		338	601
Impact on GAAP combined ratio	(4.9	)pts	(8.6	)pts

Catastrophes, net of reinsurance	(283)		(451)		(184)	(293)
Impact on GAAP combined ratio	2.7	pts	4.2	pts

Resolution of prior year tax matters					60	—

Net investment income	1,200		1,593		1,021	1,274
Average yield	3.3%		4.3%		2.8%	3.4%

Other, including interest expense	(125)		(131)		(49)	(87)
Other also includes:
Resolution of prior year tax matters					28	—

Net realized investment losses	(201)		(26)		(129)	(17)

The current period underwriting gain reflects a GAAP combined ratio of 94.1 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 92.9 percent in the prior year quarter.  This increase of 1.2 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends and higher non-catastrophe weather-related losses, partially offset by an $87 million pre-tax reduction in the estimate of TWIA assessments related to Hurricane Ike.

Net favorable prior year reserve development in the current period resulted from better than expected loss experience in each segment, particularly in Business Insurance.  Catastrophe losses in the current period were related to several tornadoes and hail storms.  In addition, the current period benefited from the resolution of various prior year tax matters.

Net investment income in the current period declined from the prior year period primarily due to negative returns in the non-fixed income portfolio as well as significantly lower short-term interest rates and lower average invested assets in the fixed income portfolio.

Net realized investment losses in the current period included other-than-temporary impairments of $139 million after-tax ($214 million pre-tax), compared to $43 million after-tax ($66 million pre-tax) in the prior year period.

 Business Insurance Segment Financial Results

For the second quarter 2009, the Business Insurance segment reported operating income of $560 million, a decline from $658 million in the prior year quarter.  The current and prior year quarters included the following:

	Three Months Ended June 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$273		$347		$172	$217
GAAP combined ratio	89.8%		87.1%

Underwriting gain includes:
Net favorable prior year reserve development	216		357		141	229
Impact on GAAP combined ratio	(7.8	)pts	(12.8	)pts

Catastrophes, net of reinsurance	(59)		(185)		(38)	(120)
Impact on GAAP combined ratio	2.1	pts	6.6	pts

Net investment income	451		540		379	436

Other	11		7		9	5

The current quarter underwriting gain reflects a GAAP combined ratio of 95.5 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 93.3 percent in the prior year quarter.  This increase of 2.2 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends, partially offset by a lower amount of large property losses and a $12 million pre-tax reduction in the estimate of TWIA assessments relating to Hurricane Ike.

Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability, property, commercial multi-peril and commercial automobile product lines for recent accident years.  The net favorable prior year reserve development in the current quarter also included an increase of $46 million after-tax ($70 million pre-tax) to environmental reserves, compared to $55 million after-tax ($85 million pre-tax) in the prior year quarter.

Business Insurance net written premiums were $2.813 billion in the current quarter, increased slightly from $2.805 billion in the prior year quarter.  Retention rates were strong.   Premium rate trends continued to improve and overall rate changes were positive in the current quarter.  However, renewal premium changes were slightly negative as the impact of the positive rate changes was offset by lower coverage demands from existing policyholders due to general economic conditions.  New business volumes increased 13 percent from the prior year quarter driven by strong growth in Commercial Accounts, Industry-Focused Underwriting and Select Accounts.

Select Accounts

•                  Net written premiums of $732 million increased 1 percent from the prior year quarter.

•                  Retention rates remained strong, consistent with the prior year quarter.

•                  Renewal premium changes were positive and improved from recent quarters as a result of a continued improving rate trend.

•                  New business volumes increased significantly from already strong levels in the prior year quarter. Submission flows continued to increase driven by the continued success and expansion of TravelersExpressSM, an enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses.

Commercial Accounts

•                  Net written premiums of $564 million increased 3 percent from the prior year quarter.

•                  Retention rates remained strong, generally consistent with the prior year quarter.

•                  Renewal premium changes were slightly negative, but improved from recent quarters as the impact of a continued improving rate trend was partially offset by lower coverage demands from existing policyholders due to general economic conditions.

•                  New business volumes increased significantly from the prior year quarter due to the impact of various product and customer initiatives.

National Accounts

•                  Net written premiums of $227 million declined 6 percent from the prior year quarter due to renewal premium changes that were negative, driven by lower coverage demands from existing policyholders, partially offset by an improvement in new business.

Industry-Focused Underwriting

•                  Net written premiums of $581 million declined 1 percent from the prior year quarter due to the effect of current market conditions in Public Sector and Construction.

Target Risk Underwriting

•                  Net written premiums of $458 million increased 3 percent from the prior year quarter primarily due to positive renewal premium changes and strong retention rates in National Property.

Specialized Distribution

•                  Net written premiums of $247 million declined 5 percent from the prior year quarter primarily due to weakness in the commercial trucking industry and continuing competition from standard markets and other distribution channels.

Financial, Professional & International Insurance Segment Financial Results

For the second quarter 2009, the Financial, Professional & International Insurance segment reported operating income of $133 million, a decline from $204 million in the prior year quarter.  The current and prior year quarters included the following:

	Three Months Ended June 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$71		$164		$44	$107
GAAP combined ratio	90.9%		80.4%

Underwriting gain includes:
Net favorable prior year reserve development	11		132		8	87
Impact on GAAP combined ratio	(1.4	)pts	(15.5	)pts

Catastrophes, net of reinsurance	(2)		(6)		(1)	(4)
Impact on GAAP combined ratio	0.2	pts	0.6	pts

Net investment income	107		120		84	92

Other	7		8		5	5

The current quarter underwriting gain reflects a GAAP combined ratio of 92.1 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 95.3 percent in the prior year quarter.  This improvement of 3.2 points primarily resulted from a lower amount of large losses within International.

The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience across various lines of business within International.

Financial, Professional & International Insurance net written premiums of $914 million declined 7 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums declined 2 percent primarily due to lower business volumes in the construction surety business in the Bond & Financial Products group.

Retention rates, renewal premium changes and new business volumes as discussed below exclude the surety line of business because these products are sold on a non-recurring, project specific basis.

Bond & Financial Products

•                  Net written premiums of $558 million declined 6 percent from the prior year quarter primarily driven by lower business volumes in construction surety due to reduced public construction project activity.

•                  Retention rates continued to be strong.

•                  Renewal premium changes were positive, compared to negative in the prior year quarter, as the impact of a continued improving rate trend was partially offset by reduced exposures related to underwriting actions and lower coverage demands from existing policyholders due to general economic conditions.

•                  New business volumes increased slightly from the prior year quarter.

International

•                  Net written premiums of $356 million declined 9 percent from the prior year quarter.  After adjusting for the impact of changes in foreign exchange rates, net written premiums increased 4 percent primarily due to strong production in Ireland.

•                  Retention rates were lower than the prior year quarter primarily due to underwriting actions taken within the company’s Lloyd’s operations.

•                  Renewal premium changes were positive, compared to slightly negative in the prior year quarter, as the impact of a continued improving rate trend was partially offset by lower coverage demands from existing policyholders due to general economic conditions.

•                  New business volumes declined from very strong levels in the prior year quarter.

Personal Insurance Segment Financial Results

For the second quarter 2009, the Personal Insurance segment reported operating income of $88 million, a decline from $122 million in the prior year quarter.  The current and prior year quarters included the following:

	Three Months Ended June 30,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$(15)		$24		$(10)	$14
GAAP combined ratio	99.6%		97.3%
GAAP combined ratio excluding incremental impact of direct to consumer initiative	97.7%		96.7%

Underwriting gain (loss) includes:
Net favorable prior year reserve development	34		37		21	24
Impact on GAAP combined ratio	(1.9	)pts	(2.2	)pts

Catastrophes, net of reinsurance	(139)		(165)		(91)	(107)
Impact on GAAP combined ratio	7.9	pts	9.6	pts

Net investment income	100		118		84	96

Other	21		19		14	12

The current quarter underwriting result reflects a GAAP combined ratio of 93.6 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 89.9 percent in the prior year quarter.  This increase of 3.7 points primarily resulted from higher non-catastrophe weather-related losses and the impact of the company’s recently announced direct to consumer initiative, partially offset by a $14 million pre-tax reduction in the estimate of TWIA assessments relating to Hurricane Ike.

Net favorable prior year reserve development in the current quarter was primarily driven by favorable loss experience related to Hurricane Ike.

Personal Insurance net written premiums of $1.878 billion increased 2 percent from the prior year quarter.  This result was primarily due to continued positive renewal premium changes and strong retention rates.

Agency Automobile and Agency Homeowners and Other as discussed below represent business sold through agents, brokers and other intermediaries, and exclude direct to consumer.

Agency Automobile

•                  Net written premiums of $914 million and policies in force each declined 2 percent from the prior year quarter.

•                  Retention rates and new business volume, while remaining strong, were down from recent quarters.

•                  Renewal premium changes remained positive and were higher than recent quarters.

Agency Homeowners and Other

•                  Net written premiums of $952 million increased 5 percent, and policies in force increased 3 percent, from the prior year quarter.

•                  Retention rates were strong and renewal premium changes remained positive, both generally consistent with recent quarters.

•                  New business volume decreased slightly from the prior year quarter.

2009 Annual Guidance

Travelers expects that its full year 2009 operating income per diluted share will be in the range of $4.80 to $5.05, as compared to the previously announced range of $4.55 to $4.95.  This guidance includes the reported results for the first six months of 2009 and estimates for the remainder of 2009 based on a number of assumptions, including:

•                  Catastrophe losses of $630 million pre-tax and $410 million after-tax, or $0.73 per diluted share for the full year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  No significant changes in private equity and hedge fund valuations due to an assumption of unchanged market conditions.  Lower real estate partnership valuations due to a continuing downward trend in commercial real estate values;

•                  No significant change in average invested assets (excluding FAS 115), after taking into account dividends and approximately $3.0 billion of share repurchases for the full year; and

•                  Weighted average diluted shares of approximately 565 million.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 30, 2009.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com.

About Travelers

Travelers is a leading provider of property casualty insurance for auto, home and business.  A Fortune 100 company, Travelers has 33,000 employees and 2008 revenues of approximately $24 billion. Travelers stock is traded on the New York Stock Exchange (NYSE: TRV) and is a component of the Dow Jones Industrial Average. For more information, visit www.travelers.com.

From time to time Travelers may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

GAAP combined ratio excluding incremental impact of direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency auto business.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Debt to capital is debt divided by shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115). In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s leverage.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas, Aviation and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance, healthcare and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans (which repurchase plans depend on a variety of factors, including our financial position, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints and other factors), statements about the potential impact of the recent disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity, expected current returns and combined ratio) and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; investment, economic and underwriting market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our business; financial disruption or a prolonged economic downturn may materially and adversely affect our business; our investment portfolio may suffer reduced returns or material losses; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; we are exposed to credit risk in certain of our business operations; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; the intense competition that we face could harm our ability to maintain or increase our business volumes and our profitability; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or the impact on our business practices or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and debt ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; we are subject to a number of risks associated with our business outside the United States; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; some strategic initiatives, including our direct to consumer initiative in Personal Insurance, are long-term in nature and may negatively impact our loss and loss adjustment expense ratios and underwriting expense ratios as we invest, and these initiatives may not be successful; if we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted; and acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q for the second quarter ended June 30, 2009 filed with the Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts, and after-tax)	2009	2008	2009	2008

Operating income	$732	$918	$1,531	$1,926
Net realized investment gains (losses)	8	24	(129)	(17)
Net income	$740	$942	$1,402	$1,909

Basic earnings per share(1)
Operating income	$1.26	$1.52	$2.62	$3.15
Net realized investment gains (losses)	0.01	0.04	(0.22)	(0.03)
Net income	$1.27	$1.56	$2.40	$3.12

Diluted earnings per share(1)
Operating income	$1.25	$1.50	$2.60	$3.11
Net realized investment gains (losses)	0.02	0.04	(0.22)	(0.03)
Net income	$1.27	$1.54	$2.38	$3.08

Weighted average number of common shares outstanding (basic)	575.8	598.2	580.1	606.7
Weighted average number of common shares outstanding and common stock equivalents (diluted)	579.8	607.9	584.9	616.3
Common shares outstanding at period end	567.5	592.8	567.5	592.8
Common stock dividends declared	$172	$180	$349	$358

Operating income by segment
Business Insurance	$560	$658	$1,107	$1,341
Financial, Professional & International Insurance	133	204	281	412
Personal Insurance	88	122	242	303
Total segment operating income	781	984	1,630	2,056
Interest Expense and Other	(49)	(66)	(99)	(130)
	$732	$918	$1,531	$1,926

Operating return on equity	11.3%	14.3%	11.9%	14.9%
Return on equity	11.1%	14.4%	10.7%	14.5%

(1) In accordance with the provisions of FSP EITF 03-06-1, Determining Whether Instruments Granted in Shared-Based Payment Transactions are Participating Securities, which was effective January 1, 2009, all prior-period basic and diluted EPS data has been restated to reflect the retrospective application of this guidance.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2009	2008	2009	2008
Revenues
Premiums	$5,353	$5,357	$10,654	$10,697
Net investment income	658	778	1,200	1,593
Fee income	89	90	162	195
Net realized investment gains (losses)	13	36	(201)	(26)
Other revenues	49	34	82	68
	$6,162	$6,295	$11,897	$12,527
Revenues
Business Insurance	$3,322	$3,418	$6,513	$6,888
Financial, Professional & International Insurance	924	980	1,835	1,954
Personal Insurance	1,894	1,861	3,741	3,709
Total segment revenues	6,140	6,259	12,089	12,551
Interest Expense and Other	9	—	9	2
	6,149	6,259	12,098	12,553
Net realized investment gains (losses)	13	36	(201)	(26)
	$6,162	$6,295	$11,897	$12,527
Gross written premiums
Business Insurance	$3,046	$3,087	$6,340	$6,395
Financial, Professional & International Insurance	975	1,065	1,817	2,011
Personal Insurance	1,948	1,909	3,675	3,588
	$5,969	$6,061	$11,832	$11,994
Net written premiums
Business Insurance	$2,813	$2,805	$5,776	$5,716
Financial, Professional & International Insurance	914	985	1,477	1,629
Personal Insurance	1,878	1,839	3,555	3,472
	$5,605	$5,629	$10,808	$10,817
GAAP combined ratios: (1)

Business Insurance (2)
Loss and loss adjustment expense ratio	57.6%	54.7%	57.7%	54.5%
Underwriting expense ratio	32.2	32.4	31.7	32.4
Combined ratio	89.8%	87.1%	89.4%	86.9%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	54.4%	43.7%	54.5%	44.7%
Underwriting expense ratio	36.5	36.7	36.0	36.2
Combined ratio	90.9%	80.4%	90.5%	80.9%

Personal Insurance
Loss and loss adjustment expense ratio	70.5%	67.3%	67.6%	65.1%
Underwriting expense ratio	29.1	30.0	28.8	29.7
Combined ratio	99.6%	97.3%	96.4%	94.8%

Total Company (2)
Loss and loss adjustment expense ratio	61.4%	57.0%	60.5%	56.3%
Underwriting expense ratio	31.8	32.3	31.4	32.2
Combined ratio	93.2%	89.3%	91.9%	88.5%

(1)  For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)  Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions; after-tax except as noted)	2009	2008	2009	2008
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$329	$535	$794	$1,165
Tax expense on underwriting results	(123)	(197)	(235)	(426)
Underwriting gain	206	338	559	739
Net investment income	547	624	1,021	1,274
Other, including interest expense	(21)	(44)	(49)	(87)
Consolidated operating income	732	918	1,531	1,926
Net realized investment gains (losses)	8	24	(129)	(17)
Net income	$740	$942	$1,402	$1,909

	As of
	June 30,	December 31,	June 30,
($ in millions; except per share data)	2009	2008	2008
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$22,044	$21,402	$21,738
Goodwill and other intangibles, net of tax	3,928	3,972	4,019
Adjusted common shareholders’ equity	25,972	25,374	25,757
Net unrealized investment gains (losses), net of tax	865	(144)	63
Common shareholders’ equity	$26,837	$25,230	$25,820

Common shares outstanding	567.5	585.1	592.8

Tangible book value per share	$38.84	$36.58	$36.67
Adjusted book value per share	45.76	43.37	43.45
Book value per share	47.29	43.12	43.56

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Twelve Months Ended December 31,
($ in millions; after-tax)	2008	2007	2006	2005	2004
Reconciliation of operating income to net income

Operating income	$3,195	$4,500	$4,200	$2,026	$895
Net realized investment gains (losses)	(271)	101	8	35	(28)
Income from continuing operations	2,924	4,601	4,208	2,061	867
Discontinued operations	—	—	—	(439)	88
Net income	$2,924	$4,601	$4,208	$1,622	$955

	As of December 31,
($ in millions)	2008	2007	2006	2005	2004
Reconciliation of adjusted common shareholders’ equity to common shareholders’ equity

Adjusted common shareholders’ equity	$25,374	$25,884	$24,553	$21,823	$20,147
Net unrealized investment gains (losses), net of tax	(144)	620	453	327	866
Common shareholders’ equity	$25,230	$26,504	$25,006	$22,150	$21,013
Return on equity	11.4%	18.0%	17.9%	7.5%	5.1%
Operating return on equity	12.4%	17.7%	17.9%	9.6%	5.0%

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Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902